Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VITAL SIGNS, INC.

Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Certificate of Incorporation:

ARTICLE I

Corporate Name and Purpose

The name of the corporation is Vital Signs, Inc. (hereinafter referred to as the Corporation).

The Corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE II

Registered Office and Agent

The address of the Corporation's current registered office in the State of New Jersey is 830 Bear Tavern Road, West Trenton, New Jersey 08628. The name of the Corporation's current registered agent at that address is Corporation Service Company.

ARTICLE III

Capital Stock

The Corporation is authorized to issue 1,000 shares of common stock, without par value.

ARTICLE IV

Board of Directors

The current Board of Directors of the Corporation consists of 1 person. Their name and address is as follows:

Name:	Elizabeth Newell	Address:	GE Healthcare
Pollards Wood
Nightingales Lane
Chalfont St. Giles
HP8 4SP
United Kingdom

The number of authorized members of the Board of Directors shall be fixed by, or in the manner provided in, the by-laws of the Corporation.

ARTICLE V

Personal Liability of Officers and Directors; Indemnification

The personal liability of the officers and directors of the Corporation is hereby eliminated to the fullest extent permitted by subsection 14A:2-7(3) of the New Jersey Business Corporation Act, as the same may be amended or supplemented.

Every person who is or was a director or officer of the Corporation, or any such person who serves or served in any capacity with any other enterprise at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon such person in connection with any proceeding to which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a director or officer of the Corporation, or of serving or having served such other enterprise, whether or not such person is a director or officer of the Corporation, or continues to serve such other enterprise, at the time the expenses or liabilities are incurred.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer on this 30th day of October, 2008.

VITAL SIGNS, INC.

By:	/s/ Jay Sturm
Name: Jay Sturm
Title: Vice President / General Counsel